                                                                  Exhibit (d)(4)

                              FEE WAIVER AGREEMENT

     By this Agreement, Vantagepoint Investment Advisers, LLC ("VIA") agrees to waive and/or reimburse, on the terms and subject to the conditions set forth herein, certain fees or expenses of certain separate series of The Vantagepoint Funds (the "Fund").

     1. SERIES COVERED BY FEE WAIVER. This fee waiver shall apply to each of the following series of the Fund:

               Milestone Retirement Income Fund
               Milestone 2010 Fund
               Milestone 2015 Fund
               Milestone 2020 Fund
               Milestone 2025 Fund
               Milestone 2030 Fund
               Milestone 2035 Fund
               Milestone 2040 Fund
               (collectively, the "Milestone Funds")

     2. AMOUNT OF FEE WAIVER. The amount of fees waived or expenses reimbursed pursuant to this Agreement shall be limited to that portion of each Milestone Fund's total "Annual Fund Operating Expenses" that exceeds the following percentage of such Fund's annual average daily net assets. Total "Annual Fund Operating Expenses" shall mean all annual fund operating expenses that are deducted from a Fund's assets (including "Other Expenses," such as expenses of the Fund's underlying funds in which the Milestone Funds invest; "Management Fees" and "Distribution [and/or Service] (12b-1) Fees"), as defined in the Instructions to Item 3 of Form N-1A as in effect on the date of this Agreement.

                                     CAP ON TOTAL ANNUAL
FUND                               FUND OPERATING EXPENSES
----                               -----------------------
Milestone Retirement Income Fund             0.81%
Milestone 2010 Fund                          0.88%
Milestone 2015 Fund                          0.91%
Milestone 2020 Fund                          0.93%
Milestone 2025 Fund                          0.95%
Milestone 2030 Fund                          0.97%
Milestone 2035 Fund                          0.99%
Milestone 2040 Fund                          0.99%

     3. TERM OF WAIVER. This fee waiver shall be in effect until (a) April 30, 2008 or (b) such later date as VIA may from time to time notify to the Board, in writing. For so long as this fee waiver remains in effect, VIA shall inform the Board annually and in writing whether it intends to continue or discontinue the waiver, in whole or in part, as to each of the Milestone Funds at the time of the Board's annual consideration of the renewal of the Second Master Investment Advisory Agreement between the Fund, on behalf of the Milestone Funds, and VIA.

     4.   EFFECTIVE DATE: The effective date of this Agreement shall be May 1,
          2007.

     5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.


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

IN WITNESS WHEREOF, VIA has caused this Agreement to be executed by its duly authorized officer, as of this __ day of April 2007.

VANTAGEPOINT INVESTMENT ADVISERS, LLC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


Approved By:
             ------------------------
Name:
      -------------------------------
Title:
       ------------------------------

Acknowledged by:

THE VANTAGEPOINT FUNDS


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


Approved By:
             ------------------------
Name:
      -------------------------------
Title:
       ------------------------------


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